EXHIBIT 99

FOR:                                                   CONTACT:
Precision Auto Care, Inc.                              Charles L. Dunlap  x208
748 Miller Drive, SE                                   President & CEO
Leesburg, VA 20175                                     PH:  (800) 438-8863

FOR IMMEDIATE RELEASE


                     PRECISION AUTO CARE SECURES $5 MILLION
                    BRIDGE LOAN TO HELP RESTRUCTURE ITS DEBT

LEESBURG, VA -- January 26, 1999, Precision Auto Care, Inc. announced today that it has received a $5,000,000 bridge loan from a member of its Board of Directors to help restructure its debt, according to Charles L. Dunlap, President and CEO.
            Precision Auto Care also has reached an agreement in principal with the Company's senior lender on a modification to its loan agreement, which provides for the restructuring of its repayment. The Bank has also agreed to the waiver of financial covenants through the quarter ending March 31, 1999. The proposed modification with the Bank calls for the Company to reduce its outstanding indebtedness with the Bank by $13,500,000 by April, 25, 1999. The Company will use $2,500,000 of the proceeds from the bridge financing as Bank repayment, and announced that it currently has approximately $11,000,000 in commitments from mortgage lenders and another $5,750,000 in signed purchase agreements for the sale of non-strategic Company car washes and auto care centers, said Dunlap.
            "This bridge loan will allow the Company to achieve significant paydown in its status with vendors and to give the Company much needed breathing room to continue to improve our core businesses," said Dunlap.
            He further explained that "the restructuring which we began in November is having a positive impact on our operations, and we fully expect that future quarters, starting with the current third fiscal quarter, will show much improved performance. We are very appreciative of the financial support from our Board, as well as the willingness of our Bank to work with us as we continue to restructure and solidify our business."

                                    - more -

PRECISION AUTO CARE BRIDGE LOAN/Page Two

            Precision Auto Care, Inc. (NASDAQ: PACI) is the world's largest franchisor of auto care centers, currently with 628 operating centers worldwide as of January 25, 1999. The Company franchises and operates Precision Tune Auto Care, Precision Auto Wash, and Precision Lube Express centers around the world. Please visit the Company's web site at: www.PrecisionAC.com

            Cautionary Statement: The statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause Precision Auto Care Inc.'s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, (i) the risks and uncertainties reflected and set forth in the text of this press release, (ii) the fact that Precision Auto Care Inc. and the companies it acquired on and subsequent to the date of its initial public offering have only recently conducted operations as a combined company, (iii) the seasonal nature of portions of the business, (iv) the highly competitive markets in which Precision Auto Care Inc. operations, (v) difficulties in integrating all of the businesses Precision Auto Care Inc. has acquired, (vi) risks associated with Precision Auto Care Inc.'s ability to continue its strategy of growth through acquisitions and (vii) risks associated with Company's ability to make or effect acquisitions in the future and to successfully integrate newly-acquired businesses into existing operations and the risks associated with such newly-acquired businesses.

                                      ###